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                                                                     EXHIBIT 5.1

                             PILLSBURY WINTHROP LLP
                                50 Fremont Street
                             San Francisco, CA 94105


                                January 2, 2003

Applied Molecular Evolution, Inc.
3520 Dunhill Street
San Diego, CA 92121

      Re:   Registration Statement on Form S-8


Ladies and Gentlemen:

      We are acting as counsel for Applied Molecular Evolution, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 200,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), issuable pursuant to the Applied Molecular Evolution, Inc. 2002 New Employee Stock Incentive Plan (the "Plan").

      We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          Very truly yours,


                                          /s/ Pillsbury Winthrop LLP